EXHIBIT 3(ii)(b)
STANDING RESOLUTION OF THE BOARD OF DIRECTORS
OF THE REGISTRANT
AS AMENDED TO JULY 18, 2005
The number of Directors shall be set at 12.
OFFICERS AND ASSISTANTS
SECTION 1. Officers. The Officers of the Company shall be a Chairman, Chief Executive Officer and a President, at least one of whom shall be members of the Board, one or more, Vice-Presidents (to which title may be added words indicating seniority or function), a Treasurer, a Secretary, and a Comptroller, and such other Officers as the Board may determine, all of whom shall be appointed by the Board annually at the first meeting thereof held after the annual meeting of shareholders in each year or, in default of such election, at a succeeding meeting. The Board may appoint from its members one or more Vice-Chairmen or Deputy Chairmen of the Company.
The offices of the Chairman, Chief Executive Officer and/or President may be filled by the same person, and the office of Vice-President and Treasurer, Vice-President and Secretary or Vice-President and Comptroller may be filled by the same person, provided, however, that the powers and duties contemplated by any resolution of the Board to be exercised and performed by two Officers jointly shall not in any event be performed by one and the same person.
The term of office of all Officers shall be one year, or until their respective successors are chosen, but any Officer may be removed from office at any time by the Board, except that the Chairman, Chief Executive Officer, President or a Deputy Chairman or Vice-Chairman may be removed only by the affirmative vote of a majority of the Directors then in office.
(a)	Chief Executive Officer. The Chief Executive Officer of the Company shall be either the Chairman, the Deputy Chairman or the President as may be stipulated from time to time by the Board.

(b)	The Chairman. The Chairman shall preside at all meetings of the shareholders, and the Board, and he shall have such other powers and perform such other duties as may be assigned to him from time to time by the Board, and, if and so long as he is not the Chief Executive Officer of the Company, as may be delegated to him by the Chief Executive Officer of the Company.

(c)	The President. The President shall, in the absence of the Chairman or Chief Executive Officer (if the President is not also the Chief Executive Officer), preside at all meetings of the shareholders and the Board, and shall have such other powers and perform such other duties as may be assigned to the President from time to time by the Board and, if and so long as he is not the Chief Executive Officer of the Company, as may be delegated to him by the Chief Executive Officer of the Company.

(d)	Deputy Chairman or Vice-Chairman. The Deputy Chairman or Vice-Chairman shall, in the absence of the Chairman, the Chief Executive Officer or the President, preside at all meetings of the shareholders and the Board, and he shall have such other powers and perform such other duties as may be assigned to him from time to time by the Board or delegated to him by the Chief Executive Officer of the Company.

(e)	Vice-Presidents. Each Vice-President shall have such powers and perform such duties as may from time to time be assigned to him by the Board and shall be subject to the control and direction of the senior Officer to whom such Vice-President reports.

(f)	The Treasurer. The Treasurer shall have the powers and perform the duties usually incident to the office of treasurer and that may be assigned to him from time to time by the Board, and shall be subject to the control and direction of the senior Officer to whom he reports.

(g)	The Secretary. The Secretary shall have the powers and perform the duties usually incident to the office of secretary and that may be assigned to him from time to time by the Board, and shall be subject to the control and direction of the senior Officer to whom he reports.

(h)	The Comptroller. The Comptroller shall have the powers and perform the duties usually incident to the office of comptroller and that may be assigned to him from time to time by the Board, and shall be subject to the control and direction of the senior Officer to whom he reports.
SECTION 2. Assistants. The Board may also appoint one or more Assistant Treasurers, Assistant Secretaries, Assistant Comptrollers, and other assistants to or deputies of Officers (to the title of any of whom may be added words indicating seniority or function), who shall have such powers and perform such duties as may be assigned to them.
FISCAL YEAR
     The fiscal year of the Company shall begin on the 1st day of January and end on the 31st day of December.
CORPORATE SEAL
     The corporate seal of the Company shall be in the form impressed hereon.
EXECUTION OF DOCUMENTS
     Unless otherwise authorized by the Board in the case of a particular instrument or class of instruments; (1) all instruments to which the seal of the Company is affixed shall be signed by the Chairman, Deputy Chairman or a Vice-Chairman or the President or a Vice-President and by the Secretary or Treasurer or an Assistant Secretary or an Assistant Treasurer or an Associate General Counsel or an Assistant General Counsel or, in any case, by such Officer, employee, agent or other person as the Board may from time to time appoint to perform such duties; (2) all other instruments may be signed by the Chairman, Deputy Chairman, a Vice-Chairman or the President or a Vice-President or by such Officer, employee, agent or other person as the Board may from time to time appoint to perform such duties.
     Notwithstanding the foregoing, the Secretary, an Assistant Secretary, or any other Officer or assistant to or deputy of an Officer, may sign an instrument and affix the seal of the Company thereto for the purpose of certifying with respect to factual matters on behalf of the Company.